Exhibit No. 10.3

HEARTLAND EXPRESS, INC.
2011 Restricted Stock Award Plan

AWARD NOTICE

GRANTEE:	[NAME]
TYPE OF AWARD:	Restricted Stock Award
NUMBER OF SHARES:	[AMOUNT]
DATE OF GRANT:	[DATE]

1.    Grant of Restricted Stock. This Award Notice serves to notify you that Heartland Express, Inc., a Nevada corporation (the "Company"), hereby grants to you, under the Company's 2011 Restricted Stock Award Plan (the "Plan"), a Restricted Stock Award (the "Award"), on the terms and conditions set forth in this Award Notice and the Plan, of the number of shares set forth above ("Restricted Shares") of the Company's Common Stock, par value $0.01 per share (the "Common Stock"). A copy of the Plan is included with this Award Notice, if it has not previously been provided to you. You should review the terms of this Award Notice and the Plan carefully.

2.     Restrictions and Vesting. Subject to the terms and conditions set forth in this Award Notice, the Plan, and Schedule A attached hereto, and provided you are and have continuously been in the employment of the Company or any Subsidiary from the date of grant until the applicable vesting date, the Restricted Shares shall vest as of the earlier to occur of (a) the vesting of such Restricted Shares or a portion thereof as set forth on Schedule A, and (b) your death or disability (as defined in Section 22(e) of Internal Revenue Code of 1986, as amended from time to time (the "Code")), as determined by the Company in its sole discretion.

3.    Effect of Termination of Employment. In the event of the termination of your employment to the Company or any Subsidiary for any reason other than your death or disability (as defined in Section 22(e) of the Code), as determined by the Company in its sole discretion, prior to the complete vesting of the Restricted Shares, the unvested portion of the Restricted Shares shall be forfeited immediately after such termination.

4.    Additional Vesting Matters. Any Restricted Shares that do not vest as a result of a failure to have been continuously in the employment of the Company or any Subsidiary for any reason other than your death or disability (as defined in Section 22(e) of the Code), as determined by the Company in its sole discretion, from the date of grant until the vesting dates shall automatically be forfeited without any obligation of the Company to pay any amount to you or to any other person or entity.

5.    Effect of Change In Control.

(a)     In General. Upon the occurrence of a Change In Control (as defined below), any unvested portion of the Restricted Shares shall immediately vest as of the date of the occurrence of such event.

(b)     "Change In Control" Defined. The term "Change In Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"); provided that, without limitation, a Change In Control shall be deemed to have occurred at such time as:

(i)     Any "person" within the meaning of Section 14(d)(2) of the Exchange Act and Section 13(d)(3) of the Exchange Act, other than a Permitted Holder becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; provided, however, that the following will not constitute a Change In Control: any acquisition by any corporation if, immediately following such acquisition, more than seventy-five percent (75%) of the outstanding securities of the acquiring corporation (or the parent thereof) ordinarily having the right to vote in the election of directors is beneficially owned by a Permitted Holder or group of Permitted Holders;

(ii)     Individuals who constitute the Board on the date of the approval of the Plan (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of the approval of the Plan, whose election or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths (3/4) of the directors comprising the Incumbent Board, either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of directors of the Company, as such terms are used in Rule 14a-11 under the Exchange Act , or "tender offer," as such term is used in Section 14(d) of the Exchange Act), shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board;

(iii)     Upon the consummation by the Company of a reorganization, merger, or consolidation, other than one with respect to which a Permitted Holder or group of Permitted Holders owns, immediately after such transaction, more than seventy-five percent (75%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors;

(iv)     Upon the approval by the Company's stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a Subsidiary; or

(v)    Upon the consummation of a transaction subject to Rule 13e-3 of the Exchange Act in which those Permitted Holders identified in Section 6(c)(iii) of this Award Notice are the beneficial owners of more than fifty percent (50%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors.

(c)     "Permitted Holder" Defined. The term "Permitted Holder" means: (i) the Company or a Subsidiary, (ii) any employee benefit plan sponsored by the Company or any Subsidiary, or (iii) Ann S. Gerdin or her siblings, children, or grandchildren ("Family Members") or a trust, corporation, partnership, limited partnership, limited liability company, or other such entity, so long as at least eighty percent (80%) of the beneficial interests of the entity are held by Mrs. Gerdin and/or one or more Family Members, where such person(s) or entity acquired their Company stock from Mrs. Gerdin.

6.     Book-Entry Registration. The Restricted Shares initially will be evidenced by book-entry registration only, without the issuance of a certificate representing the Restricted Shares.

7.     Issuance of Shares. Subject to Sections 9 and 14 of this Award Notice, upon the vesting of any Restricted Shares pursuant to this Award Notice, the Company shall issue a certificate or book-entry representing such vested Restricted Shares as promptly as practicable following the date of vesting. The Restricted Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.

8.    Withholding. You shall pay to the Company or a Subsidiary, or make other arrangements satisfactory to the Company regarding the payment of, any federal, state, or local taxes of any kind required by applicable law to be withheld with respect to the Restricted Shares awarded under this Award Notice. Your right to receive the Restricted Shares under this Award Notice is subject to, and conditioned on, your payment of such withholding amounts.

9.     Nonassignability. The Restricted Shares and the right to vote such shares and to receive dividends thereon, may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged, or encumbered in any way prior to the vesting of such shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution or qualified domestic relations. After vesting, the sale or other transfer of the shares of Common Stock shall be subject to applicable laws and regulations under the Exchange Act.

10.     Rights as a Stockholder; Limitation on Rights. Unless the Award is cancelled as provided in Section 3 or 4 of this Award Notice, prior to the vesting of the Restricted Shares, you will have all of the other rights of a stockholder with respect to the Restricted Shares so awarded, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such shares from time to time and the right to vote (in person or by proxy) such shares at any meeting of stockholders of the Company. Neither the Plan, the granting of the Award, nor this Award Notice gives you any right to remain in the employment of the Company or any Subsidiary.

11.    Obligation to Maintain Stock Ownership. Your ability to dispose of Restricted Shares after vesting may be limited by stock ownership guidelines adopted by the Company for certain officers and key employees, and the Company is authorized to place a restrictive legend on such shares, issue stop-transfer instructions to the transfer agent, or take such other actions as may be advisable, in the Administrator's sole discretion, to enforce such ownership guidelines. Please determine whether you are subject to the guidelines and how many Restricted Shares may be disposed of prior to attempting to dispose of any shares.

12.    Rights of the Company and Subsidiaries. This Award Notice does not affect the right of the Company or any Subsidiary to take any corporate action whatsoever, including, without limitation, its right to recapitalize, reorganize, or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock, or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

13.     Restrictions on Issuance of Shares. If at any time the Company determines that the listing, registration, or qualification of the Restricted Shares upon any securities exchange or quotation system, or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the issuance of a certificate representing any vested Restricted Shares, such issuance may not be made in whole or in part unless and until such listing, registration, qualification, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

14.     Plan Controls; Definitions. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules, and regulations that may from time to time be promulgated and adopted by the Administrator pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative. The capitalized terms used in this Award Notice and not otherwise defined herein are defined in the Plan.

15.     Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend, or terminate this Award with your consent.

16.     Governing Law. This Award Notice shall be governed by and construed in accordance with the laws of the State of Nevada, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

17.     Notices. All notices and other communications to the Company required or permitted under this Award Notice shall be written, and shall be either delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt requested addressed to the Company's office at 901 North Kansas Avenue, North Liberty, Iowa 52317, Attention: Chief Financial Officer. Each such notice and other communication delivered personally shall be deemed to have been given when delivered. Each such notice and other communication delivered by mail shall be deemed to have been given when it is deposited in the United States mail in the manner specified herein.

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ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Award Notice and the Plan. The undersigned further acknowledges that this Award Notice and the Plan set forth the entire understanding between him or her and the Company regarding the restricted stock granted by this Award Notice and that this Award Notice and the Plan supersede all prior oral and written agreements on that subject. The undersigned grantee further agrees to keep the terms of this Award Notice confidential and not to disclose such terms to other employees of the Company. Any known violations of this acknowledgement could result in forfeiture of shares covered by this Award Notice and any potential future awards.

Dated: _______________, 201_

Grantee:

[NAME]

Heartland Express, Inc.

By:

[NAME]

Schedule A

The vesting dates and number of shares subject to vesting are as follows:

Vesting Date	Number of Shares Subject to Vesting
June 1, 2012	[AMOUNT]
June 1, 2013	[AMOUNT]
June 1, 2014	[AMOUNT]
June 1, 2015	[AMOUNT]
June 1, 2016	[AMOUNT]